Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2015

Continued Growth in Revenue and Adjusted EBITDA

SAN DIEGO, CA, April 20, 2015 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter ended March 28, 2015.

First Quarter Results

DJOFL achieved net sales for the first quarter of 2015 of $280.1 million, reflecting negative growth of 0.9%, compared with net sales of $282.7 million for the first quarter of 2014. Net sales for the first quarter of 2015 were unfavorably impacted by $12.0 million related to changes in foreign currency exchange rates compared to the rates in effect in the first quarter of 2014. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the first quarter of 2015 increased 5.0% on a sales per day basis compared to net sales for the first quarter of 2014. The first quarter of 2015 included 62 shipping days in the United States and 61 shipping days in most international markets, while the comparable 2014 period included 63 days.

Adjusted EBITDA for the first quarter of 2015 was $59.0 million, or 21.1% of net sales, reflecting -1.1% growth when compared with Adjusted EBITDA of $59.7 million, or 21.1% of net sales, for the first quarter of 2014. On a constant currency basis, Adjusted EBITDA grew 4.0% in the first quarter of 2015.

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The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s amended senior secured credit facilities (“Amended Senior Credit Facilities”) and the indentures governing its 8.75% second priority senior secured notes, its 9.875% and 7.75% senior notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

For the first quarter of 2015, DJOFL reported a net loss attributable to DJOFL of $35.5 million, compared to a net loss of $36.5 million for the first quarter of 2014. As detailed in the attached financial tables, the results for the current and prior year first quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

“We are pleased to report strong top and bottom line performance, in line with expectations” said Mike Mogul, DJO’s President and Chief Executive Officer. We also launched our Exprt Revision Knee, the world’s first orthopedic implant designed primarily for experienced surgeons providing a streamlined surgical experience at a much lower cost. Just as exciting was our launch of the world’s first titanium knee brace, the A22, providing patients and athletes with a much lighter and lower profile experience in an ACL brace.”

“I want to especially congratulate our Bracing and Vascular, Surgical Implant and International teams, for delivering strong organic sales per day growth of 5.7%, 14.4% and 6.4%, respectively, in Q1 2015.”

“We continue to be very optimistic about the building momentum of providing MotionCare™ products in order to keep arthritis sufferers moving. We also launched a very exciting slate of new products for 2015. We expect these new products and other ongoing commercial initiatives to drive continued top line growth and we are reconfirming our guidance of total company full year constant currency revenue and adjusted EBITDA growth rates of mid single digits for the full 2015 year. Based on current foreign currency rates, we expect sales and Adjusted EBITDA for the full year of 2015 to be negatively impacted by approximately 400-500bps. However, at current foreign currency rates, we expect positive growth in full-year sales and Adjusted EBITDA driven by core business growth.”

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Sales by Business Segment

Net sales for DJO’s Bracing and Vascular segment were $113.9 million in the first quarter of 2015, reflecting growth of 5.7% on a sales per day basis, compared to the first quarter of 2014, driven by strong contribution from the sales of new products and improving sales execution.

Net sales for DJO’s Recovery Sciences segment were $67.1 million in the first quarter of 2015, reflecting growth of negative 1.1% on a sales per day basis, compared to the first quarter of 2014, primarily due to the slower than anticipated sales in the EMPI and Regeneration business units.

First quarter net sales within the International segment were $72.2 million. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period, net sales for the first quarter of 2015 increased 6.4% on a sales per day basis from the first quarter of 2014.

Net sales for the Surgical Implant segment were $26.9 million for the first quarter of 2015, reflecting growth of 14.4% on a sales per day basis over net sales in the first quarter of 2014, driven by strong sales of each of the Company’s shoulder, knee and hip product lines.

As of March 28, 2015, the Company had cash balances of $35.7 million and available liquidity of $85.5 million under its $100 million revolving credit facility.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 12:30 pm, Eastern Time today, April 20, 2015. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business

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strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 20, 2015. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	March 28, 2015	March 29, 2014
Net sales	$280,101	$282,744
Costs and operating expenses:
Cost of sales (exclusive of amortization, see note 1)	109,242	115,715
Selling, general and administrative	119,773	123,530
Research and development	8,900	9,738
Amortization of intangible assets	22,109	23,559

	260,024	272,542

Operating income	20,077	10,202
Other expense:
Interest expense, net	(42,821)	(43,671)
Other expense, net	(4,151)	(80)

	(46,972)	(43,751)

Loss before income taxes	(26,895)	(33,549)
Income tax provision	(8,330)	(2,624)

Net loss	(35,225)	(36,173)
Net income attributable to non-controlling interests	(301)	(349)

Net loss attributable to DJO Finance LLC	$(35,526)	$(36,522)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $7,887 and $8,683 for the three months ended March 28, 2015 and March 29, 2014, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 28, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$35,688	$31,144
Accounts receivable, net	180,821	188,060
Inventories, net	179,700	175,340
Deferred tax assets, net	24,598	24,598
Prepaid expenses and other current assets	13,913	17,172

Total current assets	434,720	436,314
Property and equipment, net	119,036	120,107
Goodwill	1,133,893	1,141,188
Intangible assets, net	844,456	868,031
Other assets	30,783	32,853

Total assets	$2,562,888	$2,598,493

Liabilities and Deficit
Current liabilities:
Accounts payable	$56,186	$62,960
Accrued interest	55,549	29,600
Current portion of debt and capital lease obligations	8,950	8,975
Other current liabilities	85,085	99,145

Total current liabilities	205,770	200,680
Long-term debt and capital lease obligations	2,259,088	2,261,941
Deferred tax liabilities, net	249,523	243,123
Other long-term liabilities	14,177	14,365

Total liabilities	2,728,558	2,720,109

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	840,394	839,781
Accumulated deficit	(987,938)	(952,412)
Accumulated other comprehensive loss	(20,761)	(11,603)

Total membership deficit	(168,305)	(124,234)
Noncontrolling interests	2,635	2,618

Total deficit	(165,670)	(121,616)

Total liabilities and deficit	$2,562,888	$2,598,493

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended
	March 28, 2015	March 29, 2014
Net sales:
Bracing and Vascular	$113,904	$109,506
Recovery Sciences	67,115	68,870
Surgical Implant	26,926	23,932
International	72,156	80,436

	$280,101	$282,744

Operating Income:
Bracing and Vascular	$20,896	$19,485
Recovery Sciences	16,424	17,398
Surgical Implant	4,320	2,820
International	12,385	14,706
Expenses not allocated to segments and eliminations	(33,948)	(44,207)

	$20,077	$10,202

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DJO Finance LLC

Adjusted EBITDA

For the Three Months Ended March 28, 2015 and March 29, 2014

(unaudited)

Our Amended Senior Secured Credit Facilities, consisting of a $884.6 million term loan and a $100.0 million revolving credit Facilities, under which $14.0 million was outstanding as of March 28, 2015, and the Indentures governing our $330.0 million of 8.75% second priority senior secured notes, $440.0 million of 9.875% senior notes, $300.0 million of 7.75% senior notes, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Amended Senior Secured Credit Facilities, we are required to maintain a specified first lien net leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Amended Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Amended Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Amended Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Amended Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended Senior Secured Credit Facilities. Any acceleration under the Amended Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Amended Senior Secured Credit Facilities and the Indentures governing our 8.75% second priority senior secured notes, 9.875% senior notes, 7.75% senior notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Amended Senior Secured Credit Facilities and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Amended Senior Secured Credit Facilities and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended March 28, 2015
(In thousands)	March 28, 2015	March 29, 2014
Net loss attributable to DJO Finance LLC	$(35,526)	$(36,522)	$(89,538)
Interest expense, net	42,821	43,671	173,441
Income tax provision	8,330	2,624	18,596
Depreciation and amortization	30,466	32,018	127,258
Non-cash charges (a)	675	199	334
Non-recurring and integration charges (b)	5,929	15,418	33,069
Other adjustment items (c)	6,279	2,248	18,414

Adjusted EBITDA	$58,974	$59,656	$281,574

(a)	Non-cash charges are comprised of the following:

	Three Months Ended		Twelve Months Ended March 28, 2015
(In thousands)	March 28, 2015	March 29, 2014
Stock compensation expense	$613	$444	$2,038
Gain on disposal of fixed assets and assets held for sale, net	(225)	(452)	(534)
Purchase accounting adjustments (1)	287	207	(1,170)

Total non-cash charges	$675	$199	$334

(1)	Purchase accounting adjustments for the twelve months ended March 28, 2015 consist of $0.3 million of amortization of fair market value inventory adjustments, net of $1.5 million in adjustments to the contingent consideration for Speetec.

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(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Twelve Months Ended March 28, 2015
(In thousands)	March 28, 2015	March 29, 2014
Integration charges:
Global business unit reorganization and integration	$3,494	$4,275	$9,249
Acquisition related expenses and integration (1)	499	420	410
CFO transition	—	107	120
Litigation and regulatory costs and settlements, net (2)	944	1,065	5,631
Other non-recurring items (3)	245	7,842	12,754
Automation projects	747	1,709	4,905

Total non-recurring and integration charges	$5,929	$15,418	$33,069

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended March 28, 2015, litigation and regulatory costs consisted of $0.6 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products and $5.0 million related to other litigation and regulatory costs and settlements.
(3)	For the twelve months ended March 28, 2015, $9.7 million in specifically identified non-recurring operational and regulatory projects, $2.1 million in expenses related to our Tunisia factory fire and $2.3 million in professional fees and other non-recurring charges, offset by $1.3 million in adjustments to incremental Empi bad debt expense related to the Medicare CLBP decision.

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(c)	Other adjustment items are comprised of the following:

	Three Months Ended		Twelve Months Ended March 28, 2015
(In thousands)	March 28, 2015	March 29, 2014
Blackstone monitoring fees	$1,750	$1,750	$7,000
Non-controlling interests	301	349	924
Loss on modification and extinguishment of debt (1)	—	—	938
Other (2)	4,228	149	9,552

Total other adjustment items	$6,279	$2,248	$18,414

(1)	Loss on modification and extinguishment of debt for the twelve months ending March 28, 2015 consists of $0.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

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